Exhibit 23 (i)

PLS CPA, A PROFESSIONAL CORP. t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111 t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.comt

July 12, 2011

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-11/A Amendment No. 3 of our report dated August 25, 2010 relating to the financial statements as of January 31, 2010 of HOMEOWNUSA, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement

Very truly yours,

By:	/s/ PLS CPA
PLS CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board